As filed with the Securities and Exchange Commission on February 25, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Southern Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0690070 (I.R.S. Employer Identification No.)
30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia (Address of principal executive offices)	30308 (Zip Code)

THE SOUTHERN COMPANY EMPLOYEE SAVINGS PLAN
(Full title of the plan)

MELISSA K. CAEN, ASSISTANT SECRETARY
THE SOUTHERN COMPANY
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(Name and address of agent for service)
(404) 506-5000
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

ANDREW W. EVANS Executive Vice President and Chief Financial Officer THE SOUTHERN COMPANY 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308	ERIC A. KOONTZ TROUTMAN SANDERS LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, Georgia 30308-2216

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $5 per share	35,000,000 shares	$48.69	$1,704,150,000	$206,542.98

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate amount of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, and an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Pursuant to Rule 457(h)(1) these figures are based upon the average of the high and low prices paid for a share of the Company’s Common Stock on February 19, 2019, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE
The Southern Company (“Southern Company,” the “Company” or the “registrant”) filed a registration statement on February 28, 2012 (File No. 333-179779) (the “Original Registration Statement”) to register under the Securities Act 30,000,000 shares of the Company’s Common Stock, par value $5 per share (the “Common Stock”), related to The Southern Company Employee Savings Plan (the “Plan”). On November 23, 2015, the Company filed a registration statement (File No. 333-208173) to register an additional 35,000,000 shares of Common Stock (together with the Original Registration Statement, the “Prior Registration Statements”). The Company is filing this registration statement on Form S-8 pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 35,000,000 shares of Common Stock related to the Plan.
PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement. In addition, the documents listed below are incorporated by reference in this registration statement; and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided however, the registrant is not incorporating any information filed under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise.

(a)	(1)	The registrant’s Annual Report on Form 10‑K for the year ended December 31, 2018.
	(2)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2017.
(b)		The registrant’s Current Report on Form 8‑K dated January 1, 2019.
(c)
The description of the registrant’s Common Stock contained in the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on February 21, 2018, Registration No 333-223128, under the Securities Act of 1933, as amended, including any amendment or report filed with the Securities and Exchange Commission under the Exchange Act for the purpose of updating the description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.    Exhibits.

Exhibit Number
4.1	-	Restated Certificate of Incorporation of Southern Company, dated February 12, 2019. (Designated in Form 10-K for the year ended December 31, 2018, File No. 1-3526, as Exhibit 3(a)1.)
4.2	-	By-laws of Southern Company as amended effective May 25, 2016, and as presently in effect. (Designated in Form 8-K dated May 25, 2016, File No. 1-3526, as Exhibit 3.2.)
4.3	-
The Southern Company Employee Savings Plan, Amended and Restated Effective January 1, 2018. (Designated in Post-Effective Amendment No. 1 to Form S-8 filed January 17, 2018, File No. 333-212783, as Exhibit 4.3.)

5.1	-	Opinion of Troutman Sanders LLP, counsel to the Company.
23.1	-	Consent of Troutman Sanders LLP (included in Exhibit 5.1 above).
23.2	-	Consent of Deloitte & Touche LLP.
23.3	-	Consent of Warren Averett, LLC related to The Southern Company Employee Savings Plan.
24.1	-	Power of Attorney and Resolution.
Exhibits listed above which have previously been filed with the Securities and Exchange Commission and which were designated as noted above are incorporated herein by reference.
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that the Plan and any amendments thereto have been submitted to the Internal Revenue Service (the “IRS”) to the extent required in a timely manner and all changes required by the IRS have been made in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9.    Undertakings.
(a) Undertaking related to Rule 415 offering:
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934  that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Undertaking relating to filing of registration statement on Form S-8:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, The Southern Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 25, 2019.

THE SOUTHERN COMPANY

By:	Thomas A. Fanning
Chairman, President and Chief Executive Officer

By:	/s/Melissa K. Caen
Melissa K. Caen Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Thomas A. Fanning	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

Andrew W. Evans	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Ann P. Daiss	Comptroller and Chief Accounting Officer (Principal Accounting Officer)

Janaki Akella
Juanita Powell Baranco
Jon A. Boscia
Henry A. Clark III
Anthony F. Earley, Jr.
David J. Grain
Veronica M. Hagen
Donald M. James
John D. Johns
Dale E. Klein
Ernest J. Moniz
William G. Smith, Jr.
Steven R. Specker
Larry D. Thompson
E. Jenner Wood III
Directors

By:	/s/Melissa K. Caen	February 25, 2019
Melissa K. Caen Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 25, 2019.

THE SOUTHERN COMPANY EMPLOYEE SAVINGS PLAN
By:	/s/James M. Garvie
James M. Garvie Senior Vice President Total Rewards and Corporate HR Southern Company Services, Inc. and Chairman of the Southern Company Benefits Administration Committee